Exhibit 3.3

Certificate of Designations

of

Series C Convertible Participating

Preferred Stock

of

Visa Inc.

(pursuant to Section 151 of the

General Corporation Law of the State of Delaware)

Visa Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 thereof, hereby certifies that the Board of Directors of the Corporation (the “Board”), in accordance with the provisions of the Sixth Amended and Restated Certificate of Incorporation of the Corporation and applicable Law, at a meeting duly called and held on October 30, 2015, adopted resolutions creating a series of shares of Preferred Stock of the Corporation, with the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the shares of such series, as follows:

Section 1.        Designation and Number.

There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Series C Convertible Participating Preferred Stock,” par value $0.0001 per share (the “Series C Preferred Stock”), and the authorized number of shares constituting such series shall be 3,157,000.

Section 2.        Ranking.

The Series C Preferred Stock shall rank pari passu in right of payment of dividends and distributions upon Liquidation with the Parity Stock. The Series C Preferred Stock shall rank senior in right of payment of dividends and distributions to the Junior Stock, provided that it shall rank pari passu with the Common Stock except, with respect to Class A Common Stock, as otherwise provided in Section 3(b) and Section 4(a). The Series C Preferred Stock shall rank junior to any series of capital stock of the Corporation hereafter created that by its terms specifically ranks senior in right of payment of dividends and distributions upon Liquidation to the Series C Preferred Stock and shall rank junior to all of the Corporation’s existing and future indebtedness and other liabilities.

Section 3.        Dividends and Other Adjustments.

(a)        In the event that any regular, quarterly cash dividend on the Class A Common Stock is declared by the Board, the Board shall simultaneously declare a dividend for each share of Series C Preferred Stock in an amount equal to the product of (i) the per share dividend declared and to be paid in respect of each share of Class A Common Stock and (ii) the Class A Common Equivalent Number in effect at the close of business on the date immediately prior to the record date for such dividend, with such dividend to be payable on the same payment date established by the Board for the payment of such dividend to the holders of Class

A Common Stock. The record date for any such dividend shall be the record date for the applicable dividend on the Class A Common Stock, and any such dividend shall be payable with respect to each share of Series C Preferred Stock to the Holder to whom such share is registered, as reflected on the stock register of the Corporation, at the close of business on the applicable record date.

(b)        In the event any dividend or distribution, other than a regular, quarterly cash dividend (an “Extraordinary Class A Common Dividend”), is declared by the Board on the Class A Common Stock, no corresponding dividend or distribution shall be declared for the Series C Preferred Stock; in lieu thereof, the Class A Common Equivalent Number shall be adjusted as follows:

i)	in the case of an Extraordinary Class A Common Dividend declared to be paid in shares of Class A Common Stock, as set forth in Section 3(d).

ii)	in the case of an Extraordinary Class A Common Dividend declared to be paid in anything other than shares of Class A Common Stock, such that, effective on the ex-dividend date, it equals the sum of

(a)	the Class A Common Equivalent Number as in effect immediately prior to the application of the adjustment in this Section 3(b) (the “Unadjusted Class A Common Equivalent Number”) plus

(b)	the result, rounded to the nearest one one-thousandth, of

(x)

(1) the amount of such Extraordinary Class A Common Dividend per share of Class A Common Stock, to the extent declared to be paid in cash, or the Dividend FMV of such Extraordinary Class A Common Dividend per share of Class A Common Stock, to the extent declared to be paid other than in cash, multiplied by (2) the Unadjusted Class A Common Equivalent Number, divided by

(y)

(1) the weighted average of the Daily VWAP of the Class A Common Stock on its principal trading market for the three (3) consecutive trading days ending on the trading day immediately preceding the ex-dividend date with respect to the Extraordinary Class A Common Dividend (the “Extraordinary Dividend VWAP”) minus (2) the amount of such Extraordinary Class A Common Dividend per share of Class A Common Stock, to the extent declared to be paid in cash, or the Dividend FMV of such Extraordinary Class A Common Dividend per share of Class A Common Stock, to the extent declared to be paid other than in cash.

iii)

in the case of an Extraordinary Class A Common Dividend declared to be paid partly in shares of Class A Common Stock and partly in anything other than shares of Class A Common Stock (a “Combined Dividend”), first, as set forth in Section 3(b)ii) as to the portion of the Combined Dividend that would be described in Section 3(b)ii) if only that portion of the Combined Dividend were paid, and second, as set forth in Section 3(d) as to the portion of the

Combined Dividend paid in shares of Class A Common Stock, and such combined adjustment shall be effective on the ex-dividend date.

iv)

In the event that such Extraordinary Class A Common Dividend is not so paid, the Class A Common Equivalent Number shall again be adjusted, effective as of the date the Board publicly announces its decision not to pay such Extraordinary Class A Common Dividend, to the Unadjusted Class A Common Equivalent Number that would then be in effect if such Extraordinary Class A Common Dividend had not been declared (and, for the avoidance of doubt, no adjustments or cash payments shall be made pursuant to Section 3(g)i), ii), iii)(a) or iii)(c) with respect to such Extraordinary Class A Common Dividend).

(c) No dividend or distribution shall be declared and paid on any share of Class A Common Stock, unless, in the case of a regular, quarterly cash dividend, a cash dividend is simultaneously declared and paid with respect to the Series C Preferred Stock pursuant to Section 3(a), or, in the case of an Extraordinary Class A Common Dividend, the Class A Common Equivalent Number is adjusted pursuant to Section 3(b) or Section 3(d), as applicable.

(d) In the event of any subdivision, stock split, reverse stock split, combination, consolidation or reclassification of the outstanding shares of Class A Common Stock into a greater or lesser number of shares with respect to the Class A Common Stock, or an Extraordinary Class A Common Dividend paid in shares of Class A Common Stock (each of the foregoing, a “Class A Common Event”), the Class A Common Equivalent Number shall be automatically adjusted, without any action of the Corporation, such that the Class A Common Equivalent Number from the effectiveness of any such Class A Common Event shall equal the product, rounded to the nearest one one-thousandth, of (i) the Class A Common Equivalent Number in effect immediately prior to the effectiveness of such Class A Common Event multiplied by (ii) a fraction equal to (A) the number of shares of Class A Common Stock outstanding immediately following, and solely as a result of, such Class A Common Event divided by (B) the number of shares of Class A Common Stock outstanding immediately prior to the effectiveness of such Class A Common Event.

(e) No subdivision, stock split, reverse stock split, combination, consolidation or reclassification into a greater or lesser number of shares of Series C Preferred Stock shall be effected unless a proportionate and equitable adjustment is simultaneously effected with respect to the Class A Common Equivalent Number. All adjustments pursuant to this Section 3 shall be notified to the Holders.

(f) Prior to declaring any dividend or making any distribution on or with respect to shares of Class A Common Stock, the Corporation shall take any and all prior corporate action necessary to authorize any corporate action in respect of the Series C Preferred Stock required under this Certificate of Designations.

(g) Notwithstanding anything else contained herein, in the event that any adjustment to the Class A Common Equivalent Number pursuant to this Section 3 would result in any withholding tax required to be paid or withheld by the Corporation under applicable Law (including a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended, or any similar provision of state, local or non-U.S. Law) with respect to any Holder (or, if different, the Beneficial Owner of such shares of Series C Preferred Stock held by such Holder), then in lieu of the adjustment to the Class A Common Equivalent Number that would otherwise occur (the Class A Common Equivalent Number that would result from such adjustment, the “Pre-Tax Adjusted Class A Common Equivalent Number”),

i)

the Corporation shall pay (or cause to be paid), with respect to each share of Series C Preferred Stock an amount equal to the maximum withholding tax, if any, otherwise required to be paid or withheld by the Corporation with respect to such adjustment, determined on a per share basis, with respect to the Holder(s) or Beneficial Owner(s), as applicable, subject to the highest rate of withholding tax (the “Maximum Per Share Withholding Tax”) and

ii)

the Class A Common Equivalent Number shall be adjusted (as specifically determined pursuant to Section 3(g)iii)) to take into account the cash payable under Section 3(g)i) in respect of the Maximum Per Share Withholding Tax such that, immediately after such adjustment, the fair market value of the amount of Class A Common Shares that a Holder is entitled to receive upon conversion is equal to (1) the fair market value of the amount of Class A Common Shares that a Holder would have been entitled to receive on such conversion based on the Pre-Tax Adjusted Class A Common Equivalent Number less (2) the amount of cash payable to a Holder under Section 3(g)i) in respect of the Maximum Per Share Withholding Tax (the sum of the value of the cash to be received by Holders in clause i) and the adjustment to the Class A Common Equivalent Number described in this clause ii), the “Withholding Consideration”).

iii)	Specifically, the adjustment to the Class A Common Equivalent Number described in Section 3(g)ii) shall be determined on the following basis:

(a)

In the case of an adjustment to the Class A Common Equivalent Number occurring pursuant to Section 3(b)ii), the Class A Common Equivalent Number shall be adjusted to be equal to the result, rounded to the nearest one one-thousandth, of

(i)	the Pre-Tax Adjusted Class A Common Equivalent Number minus

(ii)

the Maximum Per Share Withholding Tax divided by the excess of (A) the Extraordinary Dividend VWAP over (B) the value of the Extraordinary Class A Common Dividend per share of Class A Common Stock (the excess of (A) over (B), the “Post-Dividend VWAP”);

(b)

In the case of any adjustment to the Class A Common Equivalent Number occurring pursuant to Section 3(d), the Class A Common Equivalent Number shall be adjusted to be equal to the result, rounded to the nearest one one-thousandth, of

(i)	the Pre-Tax Adjusted Class A Common Equivalent Number minus

(ii)	the Maximum Per Share Withholding Tax divided by the product of (i) the weighted average of the Daily VWAP of the Class A Common Stock on its principal trading market for the three (3)

consecutive trading days ending on the last trading day immediately preceding the date on which a purchaser of shares of Class A Common Stock on its principal trading market would receive shares of Class A Common Stock unaffected by the event giving rise to the adjustment to the Class A Common Equivalent Number pursuant to Section 3(d) (such weighted average, the “Common Event VWAP”) and (ii) a fraction equal to (A) the number of shares of Class A Common Stock outstanding immediately prior to the effectiveness of such Class A Common Event divided by (B) the number of shares of Class A Common Stock outstanding immediately following, and solely as a result of, such Class A Common Event; and

(c)

In the case of an adjustment to the Class A Common Equivalent Number as a result of a Combined Dividend pursuant to Section 3(b)iii), the Class A Common Equivalent Number shall be adjusted by first applying the formula set forth in Section 3(g)iii)(a) to the portion of the Combined Dividend that would be described in Section 3(g)iii)(a) if only that portion of the Combined Dividend were paid (the “First Step”) and then applying the formula set forth in Section 3(g)iii)(b) to the portion of the Combined Dividend that would be described in Section 3(g)iii)(b) if only that portion of the Combined Dividend were paid (the “Second Step”). In applying the Second Step, the Class A Common Equivalent Number in effect immediately prior to the effectiveness of such Class A Common Event described in Section 3(d)(i) shall be the Class A Common Equivalent Number resulting from application of the First Step and the Common Event VWAP shall be the Post-Dividend VWAP determined under Section 3(g)iii)(a) in the First Step.

iv)

With respect to each Holder, the Corporation shall, in accordance with Section 17, withhold from the amount of cash payable to such Holder pursuant to clause i) above the amount of withholding tax required to be withheld by the Corporation with respect to such Holder with respect to the aggregate Withholding Consideration received or deemed received by such Holder or Beneficial Owner, and shall timely pay to the relevant Governmental Authority the full amount of the tax so withheld and shall pay to the Holder the excess, if any, of the amount of cash otherwise payable to such Holder pursuant to clause i) above over the amount of tax paid to the relevant Governmental Authority with respect to such Holder or Beneficial Owner. Except to the extent otherwise required by applicable Law (including a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended, or any similar provision of state, local or non-U.S. Law), for purposes of determining the amount of withholding tax applicable as a result of any adjustment to the Class A Common Equivalent Number, to the extent that such withholding tax is determined by reference to the fair market value of an entitlement to receive shares of Class A Common Stock, the fair market value of such entitlement shall be determined by reference to the Adjustment Date Price.

Section 4.        Liquidation Preference.

(a)        In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation, the Holders shall be entitled to receive, with respect to each share of Series C Preferred Stock held, (i) first, before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock or any other class or series of Junior Stock, an amount equal to $0.01 per share of Series C Preferred Stock (the “Liquidation Preference”) and (ii) second, an amount, less the Liquidation Preference, on a pari passu basis with the Common Stock and any Parity Stock and without preference with respect to the Common Stock or any Parity Stock, equal to the distribution(s) such Holder would have been entitled to receive as a result of such Liquidation as if each such share of Series C Preferred Stock, and each share of Series B Preferred Stock and Series A Preferred Stock, had been converted into Class A Common Stock in accordance with the terms hereof immediately prior to such Liquidation.

(b)        If in any Liquidation the assets available for payment of the Liquidation Preference are insufficient to permit the payment of the full preferential amounts described in Section 4(a)(i) to the holders of the Series C Preferred Stock and any other class or series of the Corporation’s capital stock ranking pari passu as to Liquidation rights to the Series C Preferred Stock, then all the remaining available assets shall be distributed pro rata among the holders of the then outstanding Series C Preferred Stock and then outstanding shares of any other class or series of the Corporation’s capital stock ranking pari passu as to Liquidation rights to the Series C Preferred Stock in accordance with the respective aggregate Liquidation Preferences.

(c)        Neither the consolidation or merger of the Corporation into or with another entity nor the dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by the incorporation of another corporation to which such assets are distributed or transferred, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another entity shall be deemed a Liquidation; provided that, in each case, effective provision is made in the certificate of incorporation of the resulting or surviving entity or otherwise for the preservation and protection of the rights of the Holders on substantially identical terms.

(d)        The Corporation shall, within five (5) Business Days following the date the Board approves any Liquidation or within ten (10) Business Days following the commencement of any involuntary bankruptcy or similar proceeding concerning the Corporation, whichever is earlier, give each Holder written notice of the event. Such written notice shall describe, to the extent known to the Corporation, the material terms and conditions of such event relating to the treatment of the Series C Preferred Stock and the Common Stock, including, to the extent known to the Corporation, a description of the stock, cash and property to be received by the Holders with respect to their shares of Series C Preferred Stock and by holders of Class A Common Stock as a result of the event and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall keep the Holders reasonably apprised, and in a manner consistent with any similar information provided to holders of any other series of the Corporation’s capital stock.

Section 5.        Voting Rights.

(a)        Except to the extent otherwise required by applicable Law or expressly set forth in this Section 5, the Holders shall have no voting rights and shall not be entitled to any vote with respect to shares of Series C Preferred Stock held of record by such Holder on any matters on which any of the Corporation’s stockholders are entitled to vote.

(b)        Notwithstanding Section 5(a) and for so long as any shares of Series C Preferred Stock remain issued and outstanding, without the affirmative vote of the Holders of a majority of the outstanding voting power of the Series C Preferred Stock, voting together as a single class separate from all other classes or series of capital stock of the Corporation, the Corporation shall not enter into any consolidation, merger, combination or similar transaction in which shares of Class A Common Stock are exchanged for, converted into or changed into other stock or securities, or the right to receive cash or other property, unless, as a result of such transaction, the Holders (i) receive shares of stock or other equity securities with preferences, rights and privileges substantially identical to the preferences, rights and privileges of the Series C Preferred Stock or (ii) receive, for each share of Series C Preferred Stock held, that amount of stock or other securities, cash or other property, as the case may be, which such Holder would have received, or had the right to receive, in respect of that number shares of Class A Common Stock equal to the Class A Common Equivalent Number.

(c)        Notwithstanding Section 5(a), the affirmative vote of the Holders of a majority of the voting power of the Series C Preferred Stock, voting together as a single class separate from all other classes or series of capital stock of the Corporation, shall be required for the approval of any amendment, alteration or repeal of any provision of this Certificate of Designations (including by merger, operation of Law or otherwise) which adversely affects the rights, preferences, privileges or voting powers of the Holders; provided, however, that nothing herein contained shall require such vote or approval (i) in connection with any increase in the total number of authorized shares under the Certificate of Incorporation or any authorization, designation or increase of any class or series of shares under the Certificate of Incorporation, (ii) in connection with any consolidation, merger, combination or similar transaction in which the Corporation is the surviving entity which does not adversely affect the rights, preferences, privileges or voting powers of the Holders, or (iii) in connection with any consolidation, merger, combination or similar transaction in which the Corporation is not the surviving entity if, as a result of such transaction, the Holders (A) receive shares of stock or other equity securities with preferences, rights and privileges substantially identical to the preferences, rights and privileges of the Series C Preferred Stock or (B) receive, for each share of Series C Preferred Stock held, that amount of stock or other securities, cash or other property, as the case may be, which such Holder would have received, or had the right to receive, in respect of that number shares of Class A Common Stock equal to the Class A Common Equivalent Number.

(d)        On any matter on which Holders are entitled to vote pursuant to this Section 5, each Holder will have one vote per share.

Section 6.        Recording of Adjustments.

Whenever the Class A Common Equivalent Number is adjusted (including pursuant to Section 3, Section 8 and Section 10 hereof), the Corporation shall (i) promptly make a public announcement to notify Holders of such adjustment(s) and of the resulting Class A Common Equivalent Number, and (ii) promptly provide notice to such Holders of such adjustment and of the resulting Class A Common Equivalent Number. The Corporation shall keep with its records such notice and a certificate from the Corporation’s Chief Financial Officer stating the facts requiring the adjustment(s), and setting forth in reasonable detail the calculation by which the adjustment(s) have been made. The Corporation shall include such calculation(s) in the notification provided pursuant to clause (i) or (ii) above. The certificate shall be conclusive evidence that the adjustment(s) are correct, absent manifest error.

Section 7.        Limitations on Transfer.

No shares of Series C Preferred Stock shall be Transferable, except for (a) any Transfer to any Person entitled to receive shares of Series B Preferred Stock or Series C Preferred Stock as consideration pursuant to the Transaction Agreement, (b) any Transfer by a Holder to any person eligible to hold shares of the Class B Common Stock, (c) any Transfer by the Corporation to any Person or by any Holder to the Corporation and (d) any Transfer by a Holder to any Person that (1) directly or indirectly, wholly owns such Holder, (2) is, directly or indirectly, wholly owned by, such Holder or (3) is, directly or indirectly, wholly owned by any Person that, directly or indirectly, wholly owns such Holder; provided, in each case, that (i) such Transfer is made in accordance with applicable securities Laws and (ii) such Transfer is made in accordance with the procedural requirements of the transfer agent of the Corporation. The Corporation may approve one or more exceptions to the foregoing Transfer restrictions in the case of any proposed Transfer by any Holder, in which case such restrictions shall not apply to such Transfer.

Section 8.        Conversion Adjustments.

(a) Each share of Series C Preferred Stock held by a Class A Common Eligible Holder shall be automatically partially converted into shares of Class A Common Stock, and each share of Series C Preferred Stock held by any Holder other than a Class A Common Eligible Holder shall be automatically partially converted into shares of Series A Preferred Stock, in each case in accordance with the procedures and subject to the limitations set forth in this Section 8.

(b) Promptly (and in any event within ten (10) Business Days) following each final determination, in accordance with the Preferred Stock Litigation Management Deed, of:

i)

the aggregate reduction, if any, in the amount of coverage (in Dollars) to be retained in the form of the Series C Preferred Stock in connection with potential Europe Covered Claims (a “Liability Coverage Reduction Amount”),

ii)

the related adjustment to the Class A Common Equivalent Number (a “Conversion Adjustment”), which shall equal (A) the Liability Coverage Reduction Amount divided by (B) the Series C Number divided by (C) the Fair Market Value of the Class A Common Stock as of the applicable Scheduled Assessment Date or, in the case of an Additional Assessment, the date of the request of such Additional Assessment by the VE Member Representative, and

iii)	the resulting Class A Common Equivalent Number after giving effect to the Conversion Adjustment;

the Corporation shall notify the Holders of the Conversion Adjustment, if any, and the date on which the Conversion Adjustment, if any, shall become effective. Additionally, on such date,

(x) each share of Series C Preferred Stock held by a Class A Common Eligible Holder shall be partially converted into (by way of reducing the Class A Equivalent Number pursuant to clause (z), below), and the Corporation shall issue to each such Class A Common Eligible Holder, for each share of Series C Preferred Stock held, that number of fully paid and non-assessable shares of Class A Common Stock equal to the Conversion Adjustment; provided, however, that each such Class A Common Eligible Holder who would otherwise be entitled to receive a fraction of a Class A Common Stock pursuant to this Section 8(b)(x) (after aggregating all fractional interests to which such Holder would be so entitled) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction multiplied by the Fair Market Value of the Class A Common Stock as of the applicable Scheduled Assessment Date or, in the case of an Additional Assessment, the date of the request of such Additional Assessment by the VE Member Representative,

(y) each share of Series C Preferred Stock held by any Holder other than a Class A Common Eligible Holder shall be partially converted into (by way of reducing the Class A Equivalent Number pursuant to clause (z), below), and the Corporation shall issue to each such Holder, for each share of Series C Preferred Stock held, that number of fully paid and non-assessable shares of Series A Preferred Stock equal to (x) the Conversion Adjustment divided by (y) one hundred (100), and

(z) in connection with such partial conversion and issuance, the Class A Common Equivalent Number shall be reduced by the amount of the Conversion Adjustment.

In no event shall the Conversion Adjustment be greater than the then applicable Class A Common Equivalent Number. For the avoidance of doubt, the partial conversion of the Series C Preferred Stock pursuant to this Section 8 shall result in the adjustment of the Class A Common Equivalent Number as provided herein and shall not reduce the number of shares of Series C Preferred Stock outstanding.

(c)        All shares of Class A Common Stock or Series A Preferred Stock delivered upon any partial conversion of Series C Preferred Stock in accordance with this Section 8 will, upon such conversion, be duly and validly authorized and issued, fully paid and non-assessable, free from all preemptive rights, free from all taxes, liens, security interests, charges and encumbrances (other than liens, security interests, charges or encumbrances created by or imposed upon the Holder or taxes in respect of any transfer occurring contemporaneously therewith).

(d)        The issuance of shares of Class A Common Stock or Series A Preferred Stock upon conversion of shares of Series C Preferred Stock in accordance with this Section 8 shall be made without payment of additional consideration by, or other charge, cost or tax to, the Holder in respect thereof; provided, however, that the Corporation shall not be required to pay any tax or other governmental charge that may be payable with respect to the issuance or delivery of any shares of Class A Common Stock or Series A Preferred Stock in the name of any Person other than the Holder of the converted shares, and no such delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or charge, or has established to the satisfaction of the Corporation that such tax or charge has been paid or that no such tax or charge is due.

(e)        The Corporation shall at all times reserve and keep available, free from any preemptive rights, out of its authorized but unissued shares of Series A Preferred Stock and Class A Common Stock, for the sole purpose of effecting such conversion, the full number of shares of Series A Preferred Stock and Class A Common Stock as shall from time to time be issuable upon the conversion of all the outstanding shares of the Series C Preferred Stock at the Class A Common Equivalent Number.

(f)        In connection with any conversion of Series C Preferred Stock in accordance with this Section 8, the Corporation shall either (i) register under the Securities Act (on Form S-3 or any other appropriate form) the issuance of the shares of Series A Preferred Stock or Class A Common Stock to be issued in connection with such conversion or (ii) otherwise provide for such shares of Series A Preferred Stock or Class A Common Stock issuable upon conversion to be freely tradable upon issuance, including by causing an opinion of counsel to be delivered to the Corporation’s transfer agent to permit the issuance of such shares of the Corporation’s capital stock without restrictive legends. Each Holder thereof, or its designated representative acting on its behalf, shall provide any information, authorizations or agreements reasonably required by the Corporation in order to effectuate any such registration on Form S-3 and any sales of Series A Preferred Stock or Class A Common Stock pursuant thereto and the Corporation’s obligations under this Section 8(f) with respect to such Holder and any such shares held by such Holder shall be subject to the receipt of such information, authorizations or agreements in relation to such Holder.

Section 9.        Redeemed, Repurchased or Reacquired Shares; Redemption.

Shares of Series C Preferred Stock that have been redeemed, repurchased or reacquired by the Corporation shall be restored to the status of authorized, unissued and undesignated shares that shall be available for future issuance. Upon the reduction of the Class A Common Equivalent Number to zero (0), whether as a result of adjustments pursuant to Section 8 or Section 10, the Corporation may, at its option, redeem all (but not less than all) of the Series C Preferred Stock, at a redemption rate of $0.0001 per share, by delivering notice of redemption to the Holders, such that no shares of Series C Preferred Stock remain outstanding from and after such time, and all such shares shall be restored to the status of authorized, unissued and undesignated shares that shall be available for future issuance.

Section 10.        Adjustment for Covered Losses.

(a)        Within three (3) months of the final determination of the allocation of any Covered Loss with respect to any Europe Covered Claim pursuant to Clause 13 and/or Clause 21.2, as applicable, of the Preferred Stock Litigation Management Deed (an “Incurred Loss”), the Corporation shall give written notice of such Incurred Loss (an “Incurred Loss Notice”) to the VE Member Representative. Each Incurred Loss Notice shall be certified by an officer of the Corporation and shall set forth, (i) the amount of such Incurred Loss in Dollars (the “Incurred Loss Amount”) and, with respect to any Incurred Loss that is in a currency other than Dollars, the conversion calculation pursuant to Section 10(c), (ii) the date on which the Incurred Loss was suffered or incurred (the “Incurred Loss Date”), (iii) the date on which the adjustment to the Class A Common Equivalent Number is to be adjusted pursuant to Section 10(b) and (iv) a brief description of the legal and factual basis of the Incurred Loss. The Corporation shall not make any adjustment pursuant to this Section 10 with respect to any

Covered Loss unless and until such Covered Loss has been allocated as a Europe Covered Claim in accordance with Clause 13 and/or Clause 21.2, as applicable, of the Preferred Stock Litigation Management Deed.

(b)        Within ten (10) Business Days following the Corporation’s issuance of any Incurred Loss Notice or such later date as may be specified by the Corporation in the Incurred Loss Notice, the Class A Common Equivalent Number shall, subject to Section 10(d), be automatically adjusted to reflect the Incurred Loss Amount (an “Incurred Loss Adjustment Event”) such that, following each such adjustment, the new Class A Common Equivalent Number shall equal:

i)	the Class A Common Equivalent Number prior to such adjustment minus

ii)	the result, rounded to the nearest one one-thousandth, of

(1)	(x) the Incurred Loss Amount divided by (y) the Series C Number divided by

(2)      the Fair Market Value of the Class A Common Stock as of the date of such adjustment.

(c)        The amount of any Incurred Loss suffered or incurred in a currency other than Dollars shall be converted into Dollars based on the average of the applicable exchange rate reported by Bloomberg at 5:00 p.m. New York time on each day during the ten (10) trading-day period ending on the last trading day preceding the Incurred Loss Date.

(d)        There shall not be more than one Incurred Loss Adjustment Event within any six (6)-month period; provided, however, that the Corporation may specify a date on which multiple Incurred Loss Amounts within one fiscal year of such date will be reflected on an aggregate basis in one Incurred Loss Adjustment Event. In the event that any Incurred Loss Adjustment Event would occur by operation of Section 10(b) within any six (6)-month period in which an Incurred Loss Adjustment Event has already occurred, such subsequent Incurred Loss Adjustment Event shall be deferred to the first Business Day of the next six (6)-month period unless the Corporation specifies a later date in the relevant Incurred Loss Notice. The foregoing provisions of this Section 10(d) shall not apply to an Incurred Loss Amount that is equal to or in excess of Twenty Million Euros (€20,000,000), and an Incurred Loss Adjustment Event with respect to such Incurred Loss Amount shall not be taken into account for purposes of determining the foregoing six (6)-month period limitation. In the event of any Incurred Loss Amount that is equal to or in excess of Twenty Million Euros (€20,000,000), the Loss Adjustment Event with respect to such Incurred Loss Amount may include any other Incurred Loss Amounts then outstanding pending aggregation pursuant to the first sentence of this Section 10(d).

(e)        For all U.S. federal (and applicable U.S. state and U.S. local) income tax purposes, the Corporation agrees to and, by holding the Series C Preferred Stock, each Holder agrees to (i) treat each Incurred Loss Adjustment Event as an adjustment to the consideration paid by the Corporation for the equity interests in Visa Europe pursuant to the Transaction Agreement, except to the extent otherwise required by applicable Law (including a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended, or any similar provision of state or local Law) and (ii) file all relevant U.S. federal (and applicable U.S. state and U.S. local) income tax returns in a manner consistent with the treatment described in the immediately preceding clause (i). In the event that a Holder is not the Beneficial Owner, for U.S. federal income tax purposes, of all of the shares of Series C Preferred Stock held by it, such Holder shall use all reasonable efforts to cause any Person that is treated as the owner, for U.S. federal income tax purposes, of any shares of Series C Preferred Stock held by such Holder to comply with clauses (i) and (ii) of the preceding sentence.

(f)        Following any Incurred Loss Adjustment Event in accordance with Section 10(b), no Holder or any of its Affiliates shall have any liability to the Corporation or any of its Affiliates for any Covered Loss to the extent reflected in such Incurred Loss Adjustment Event; provided, that the foregoing shall not preclude the Corporation from recovering against any Holder in respect of any Covered Loss suffered in connection with the same Covered Claim pursuant to successive or separate awards of damages, costs or expenses, including interim and final awards and/or separate costs orders in the same Covered Claim.

Section 11.        Record Holders.

To the fullest extent permitted by applicable Law, the Corporation and the Corporation’s transfer agent for the Series C Preferred Stock may deem and treat the Holder of any share of Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 12.        Form.

Any certificate representing shares of Series C Preferred Stock shall bear a legend that the shares represented by such certificates have not been registered under the Securities Act and are subject to the restrictions on transferability set forth in this Certificate of Designations. If any shares of Series C Preferred Stock are not represented by a certificate, the Corporation reserves the right to require that an analogous notification be used in order to reflect on the books and records of the Corporation such restrictions with respect to such shares of Series C Preferred Stock.

Section 13.        Notices.

Except as otherwise expressly provided hereunder, all notices and other communications referred to herein shall be in writing and delivered personally or sent by first class mail, postage prepaid, or by reputable overnight courier service, charges prepaid:

(a)        If to the Corporation as follows, or as otherwise specified in a written notice given to each of the Holders and the VE Member Representative in accordance with this Section 13:

Visa Inc.

900 Metro Center Boulevard

Foster City, California 94404, U.S.A.

Attention:        General Counsel

(b)        If to any Holder, by e-mail if such Holder has provided an e-mail address to the Corporation or its transfer agent for purposes of notification, or, if no such e-mail address is available, to such Holder’s address as it appears in the stock records of the Corporation or as otherwise specified in a written notice given by such Holder to the

Corporation or, at the Corporation’s option with respect to any notice from the Corporation to a Holder, in accordance with customary practices of the Corporation’s transfer agent.

(c)        If to the VE Member Representative as follows, or as otherwise specified in a written notice given to the Corporation and each of the Holders in accordance with this Section 13:

441 Trust Company Limited

C/o Moore Stephens

150 Aldersgate Street

London EC1A 4AB, United Kingdom

Attention:        Adrian Phillips (General Counsel) and

     Marco Bolgiani (CEO)

(d)        Any such notice or communication given as provided in this Section 13 shall be deemed received by the receiving party upon: actual receipt, if delivered personally; actual delivery, if delivered in accordance with customary practices of the Corporation’s transfer agent; five (5) Business Days after deposit in the mail, if sent by first class mail; on the next Business Day after deposit with an overnight courier, if sent by an overnight courier; or on the next Business Day after transmission, if sent by e-mail.

Section 14.        Severability.

Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable Law, but if any provision hereof is held to be prohibited by or invalid under applicable Law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

Section 15.        Replacement Certificates.

The Corporation shall replace any mutilated certificate at the Holder’s expense, upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense, upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation and any other documentation as may be required by the Corporation’s transfer agent.

Section 16.        No Preemptive Rights.

No share of Series C Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 17.        Withholding.

Notwithstanding anything herein to the contrary, the Corporation shall have the right to deduct and withhold from any payment or distribution (or deemed distribution) made with respect to a share of Series C Preferred Stock and from the issuance of any Class A Common Stock or Series A Preferred Stock upon its conversion such amounts as are required to be deducted or withheld with respect to the making of such payment or distribution or such issuance under any applicable tax Law and, in the event that any amounts are deducted or withheld, the Corporation shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Certificate of Designations and the relevant share of Series C Preferred Stock as having been paid to the Holder of such share of Series C Preferred Stock. After any payment of taxes by the Corporation to a Governmental Authority with respect to a Holder pursuant to this Section 17, upon the written request by such Holder, the Corporation shall deliver to such Holder the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other customary evidence of such payment reasonably satisfactory to such Holder.

Section 18.        Other Rights.

The shares of Series C Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as required by applicable Law.

Section 19.        Defined Terms.

Capitalized terms used and not otherwise defined in this Certificate of Designations shall have their respective meanings as defined below:

“Additional Assessment” means a conversion assessment following a request by the VE Member Representative, on one (1) occasion between the fourth and the eighth anniversaries of the Closing Date, as more fully set forth in the Preferred Stock Litigation Management Deed.

“Adjustment Date Price” means the average of the highest and lowest quoted trading prices of the Class A Common Stock on its principal trading market on (i) in the case of an adjustment occurring pursuant to Section 3(b)ii) or Section 3(b)iii), the ex-dividend date, and (ii) in the case of an adjustment occurring pursuant to Section 3(d), the first trading day following the effectiveness of the Class A Common Event.

“Affiliate” has the meaning assigned to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act (or any successor rules), except that in calculating the beneficial ownership of any particular Person, for purposes solely of this Certificate of Designations, and not for purposes of such rules, such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficial Ownership” and “Beneficially Owned” have a corresponding meaning.

“Board” has the meaning set forth in the preamble.

“Business Day” means any day except a Saturday, a Sunday and any day which in New York, New York, United States shall be a legal holiday or a day on which banking institutions are authorized or required by Law or other government action to close.

“Certificate of Designations” means this Certificate of Designations relating to the Series C Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” means the Sixth Amended and Restated Certificate of Incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.

“Class A Common Eligible Holder” means a Holder that is eligible to hold Class A Common Stock without automatic conversion into any shares of any other class of Common Stock pursuant to the Certificate of Incorporation.

“Class A Common Equivalent Number” means, with respect to each share of Series C Preferred Stock, the number of shares of underlying Class A Common Stock, issuable upon conversion, or represented by the Series A Preferred Stock issuable upon conversion, pursuant to Section 8, at an initial conversion rate of 13.952, as the same shall be adjusted from time to time in accordance with the terms of this Certificate of Designations.

“Class A Common Event” has the meaning set forth in Section 3(d).

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share of the Corporation.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share of the Corporation.

“Class C Common Stock” means the Class C common stock, par value $0.0001 per share of the Corporation.

“Closing Date” means June 21, 2016.

“Combined Dividend” has the meaning set forth in Section 3(b)iii).

“Common Event VWAP” has the meaning set forth in Section 3(g)iii)(b)(ii).

“Common Stock” means the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.

“Control” has the meaning assigned to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Conversion Adjustment” has the meaning set forth in Section 8(b)ii).

“Corporation” has the meaning set forth in the preamble.

“Covered Claim” has the meaning assigned to such term in the Preferred Stock Litigation Management Deed.

“Covered Loss” has the meaning assigned to such term in the Preferred Stock Litigation Management Deed.

“Daily VWAP” means the volume-weighted average price per share for any given trading day, as displayed under the heading “Bloomberg VWAP” on Bloomberg page V <equity> VWAP (or any equivalent successor page) in respect of the period from 9:30 am EST to 4:00 pm EST, or if such volume-weighted average price is unavailable, Reuters volume weighted average price shall be used as displayed under their “Time Series Data” for the Corporation (/V.N) using the “Vol x Prc1” field; or if such volume-weighted average price is unavailable, the market value per share of the Class A Common Stock on such trading day as calculated by the Corporation using a volume weighted average that uses the price and volume of each trade of Class A Common Stock on the New York Stock Exchange from 9:30 am EST to 4:00 pm EST for that trading day.

“Dividend FMV” means, with respect to any Extraordinary Class A Common Dividend that is paid other than in cash, the fair market value of such Extraordinary Class A Common Dividend per share of Common Stock as determined by the Board in good faith.

“Dollars” and “$” means the lawful currency of the United States of America.

“Europe Covered Claim” has the meaning assigned to such term in the Preferred Stock Litigation Management Deed.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended (or any successor legislation which shall be in effect at the time).

“Existing English High Court Claims” shall have the meaning assigned to such term in the Preferred Stock Litigation Management Deed.

“Extraordinary Class A Common Dividend” has the meaning set forth in Section 3(b).

“Extraordinary Dividend VWAP” has the meaning set forth in Section 3(b)ii)(b)(y).

“Fair Market Value” of the Class A Common Stock means the weighted average of the Daily VWAP of the Class A Common Stock on its principal trading market during the ten (10) full trading days prior to (but not including) the applicable reference date.

“First Step” has the meaning set forth in Section 3(g)iii)(c).

“Governmental Authority” means any United States, European Union, national, federal, state, provincial, county, municipal or other local government or governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or any other country applicable to a specified Person.

“Holder” means a holder of record of one or more shares of Series C Preferred Stock, as reflected in the stock records of the Corporation or the transfer agent, which may be treated by the Corporation and the transfer agent as the absolute owner of such shares for all purposes to the fullest extent permitted by applicable Law.

“Incurred Loss” has the meaning set forth in Section 10(a).

“Incurred Loss Adjustment Event” has the meaning set forth in Section 10(b).

“Incurred Loss Amount” has the meaning set forth in Section 10(a).

“Incurred Loss Date” has the meaning set forth in Section 10(a).

“Incurred Loss Notice” has the meaning set forth in Section 10(a).

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation that ranks junior to the Series C Preferred Stock either or both as to the payment of dividends and/or as to the distribution of assets on any Liquidation.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority.

“Liability Coverage Reduction Amount” has the meaning set forth in Section 8(b)i).

“Liquidation” has the meaning set forth in Section 4(a).

“Liquidation Preference” has the meaning set forth in Section 4(a).

“Maximum Per Share Withholding Tax” has the meaning set forth in Section 3(g)i).

“Parity Stock” means any class or series of stock of the Corporation that ranks equally with the Series C Preferred Stock both in the payment of dividends and in the distribution of assets on any Liquidation. Without limiting the foregoing, Parity Stock shall include the Corporation’s Series B Preferred Stock.

“Person” means an individual, corporation, partnership, limited liability company, estate, trust, common or collective fund, association, private foundation, joint stock company or other entity and includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

“Post-Dividend VWAP” has the meaning set forth in Section 3(g)iii)(a)(ii).

“Pre-Tax Adjusted Class A Common Equivalent Number” has the meaning set forth in Section 3(g).

“Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series C Preferred Stock.

“Preferred Stock Litigation Management Deed” means the Litigation Management Deed, dated June 21, 2016, among the Corporation, the VE Member Representative and the other parties thereto.

“Scheduled Assessment Date” means (a) each of the fourth, sixth, eighth, ninth, tenth, eleventh and twelfth year anniversaries of the Closing Date and annually thereafter and (b) the date that is three months following the final resolution of all of the Existing English High Court Claims (whether by a settlement or final and non-appealable judgment).

“Second Step” has the meaning set forth in Section 3(g)iii)(c).

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Series A Preferred Stock” means the Series A preferred stock of the Corporation, par value $0.0001 per share.

“Series B Preferred Stock” means the Series B preferred stock of the Corporation, par value $0.0001 per share.

“Series C Number” means, as of a given date, the number of shares outstanding of Series C Preferred Stock.

“Series C Preferred Stock” has the meaning set forth in Section 1.

“Transaction Agreement” means the transaction agreement entered into on November 2, 2015, between the Corporation and Visa Europe, and as amended or adhered to from time to time.

“Transfer” means any issuance, sale, transfer, gift, assignment, distribution, devise or other disposition, directly or indirectly, by operation of Law or otherwise, as well as any other event that causes any Person to acquire Beneficial Ownership, or any agreement to take any such actions or cause any such events, of Series C Preferred Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Series C Preferred Stock or any interest in Series C Preferred Stock or any exercise of any such conversion or exchange right and (c) “Transfers” of interests in other entities that result in changes in Beneficial Ownership of Series C Preferred Stock, in each case, whether voluntary or involuntary, whether owned of record, or Beneficially Owned and whether by merger, operation of Law or otherwise; provided, however, that the mere change of Control of any Person, the equity securities of which are publicly traded, shall not, in and of itself, constitute a Transfer unless a purpose of such change of Control is to acquire ownership of any shares of Series C Preferred Stock. The terms “Transferable,” “Transferring,” “Transferred,” “Transferee” and “Transferor” shall have the correlative meanings.

“Unadjusted Class A Common Equivalent Number” has the meaning set forth in Section 3(b)ii)(a).

“VE Member Representative” means 441 Trust Company Limited, a private company limited by guarantee and incorporated in England and Wales under number 9918839 whose registered address is at 150 Aldersgate Street, London EC1A 4AB, United Kingdom.

“Visa Europe” means Visa Europe Limited, a company incorporated under the laws of England and Wales.

“Withholding Consideration” has the meaning set forth in Section 3(g)ii).

*        *        *        *         *        *

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be executed by its duly authorized officer on this 20th day of June, 2016.

VISA INC.

By:	/s/ Kelly Mahon Tullier
	Name:	Kelly Mahon Tullier
	Title:	Corporate Secretary